Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2014 Adjusted EPS of $0.42, Compared to $0.43 in Q3 Fiscal 2013; Q3 Fiscal 2014 GAAP EPS was $0.40

Q3 Fiscal 2014 Revenues Decreased 2% to $613 Million; Decreased 4% in Constant Currency

Provides Q4 Fiscal 2014 EPS Guidance in the Range of $0.74 to $0.84

Updates Full Year Guidance: Adjusted EPS in the Range of $1.82 to $1.92; GAAP EPS in the Range of $1.73 to $1.83

LOS ANGELES, December 4, 2013 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended November 2, 2013.

Third Quarter Fiscal 2014 Highlights

•	North American Retail revenues decreased 3%; retail comp sales decreased 5%

•	European revenues decreased 1% in U.S. dollars and 7% in local currency

•	Asian revenues decreased 3% in U.S. dollars and 6% in constant currency

•	Adjusted operating earnings decreased 14%; GAAP operating earnings decreased 17%

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of restructuring charges (and related taxes where applicable) recorded during the three and nine months ended November 2, 2013. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Third Quarter Fiscal 2014 Results

For the third quarter of fiscal 2014, the Company recorded adjusted net earnings of $35.4 million, a 3.4% decrease compared to net earnings of $36.6 million for the third quarter of fiscal 2013. Adjusted diluted earnings per share decreased 2.3%, to $0.42, compared to diluted earnings per share of $0.43 for the prior-year quarter. The adjusted net earnings exclude restructuring charges of $1.9 million ($1.4 million net of taxes). On a GAAP basis, third quarter fiscal 2014 net earnings were $34.0 million and diluted earnings per share totaled $0.40, including an unfavorable $0.02 after-tax impact from the restructuring charges.

Paul Marciano, Chief Executive Officer, commented, “We are pleased to report better than expected third quarter earnings. We delivered revenues within the range of our expectations and through our continued focus on cost control have been able to deliver profitability at the high end of our expectations. We are also encouraged by our efforts to efficiently manage our working capital, especially inventory where the trend keeps on improving quarter-over-quarter as we worked through more of our excess inventory and tightly managed our buys.”

Mr. Marciano continued, “As we enter into the fourth quarter we are pleased with the trends we are seeing in North America, reflecting the impact of our focus on delivering a better product assortment. However, the economic climate in Southern Europe remains challenging. Therefore, although we are encouraged by our overall results in the first nine months of fiscal 2014, we will continue to plan our business cautiously given the uncertain environment.”

Total net revenue for the third quarter of fiscal 2014 decreased 2.4% to $613.5 million, from $628.8 million in the prior-year quarter. In constant currency, total net revenue decreased 4.1%.

•
The Company's retail stores in North America generated revenue of $253.8 million in the third quarter of fiscal 2014, a 3.1% decrease from $262.1 million in the same period a year ago. Comparable store sales for the third quarter of fiscal year 2014 decreased 5.0% in U.S. dollars and 4.0% in constant currency compared to the same period a year ago. The Company directly operated 502 retail stores in the United States and Canada at the end of the third quarter of fiscal 2014 versus 513 retail stores a year earlier.

•
Net revenue from the Company's Europe segment decreased 0.8% to $200.9 million in the third quarter of fiscal 2014, from $202.6 million in the prior-year period. In local currency, net revenue decreased 6.6%.

•
Net revenue from the Company's Asia segment decreased 2.8% to $72.7 million in the third quarter of fiscal 2014, compared to $74.8 million in the prior-year period. In constant currency, net revenue decreased 5.5%.

•
Net revenue from the Company's North American Wholesale segment decreased 7.4% to $53.6 million in the third quarter of fiscal 2014, compared to $57.9 million in the prior-year period. In constant currency, net revenue decreased 6.2%.

•	Licensing segment net revenue increased 3.1% to $32.4 million in the third quarter of fiscal 2014, compared to $31.5 million in the prior-year period.

Adjusted operating earnings for the third quarter of fiscal 2014 decreased 14.2% to $49.8 million (including a $0.7 million favorable currency translation impact) from operating earnings of $58.1 million in the prior-year period. Adjusted operating margin in the third quarter decreased 110 basis points to 8.1%, compared to operating margin of 9.2% in the prior-year quarter. The lower operating margin primarily reflects the impact of more markdowns and the impact of negative same store sales on the Company's fixed asset structure in North America as well as lower wholesale shipments in Europe. These decreases were partially offset by lower selling and merchandising expenses in Europe resulting from productivity improvements and lower advertising and marketing expenditures. On a GAAP basis, operating earnings decreased 17.5% and operating margin decreased 140 basis points.

Other net income, which primarily includes net unrealized and realized gains on non-operating assets, was $3.6 million for the third quarter of fiscal 2014, compared to other net expense of $0.2 million in the prior-year quarter.

The Company's third quarter fiscal 2014 effective tax rate decreased to 33.0%, compared to 34.8% for the third quarter of the prior year.

Nine-Month Period Results

Adjusted net earnings for the nine months ended November 2, 2013 were $91.4 million, a decrease of 13.9% compared to net earnings of $106.2 million for the nine months ended October 27, 2012.  Adjusted diluted earnings per share declined 11.6% to $1.07 per share in the first nine months of the 2014 fiscal year compared to diluted earnings per share of $1.21 in the comparable nine months last year. On a GAAP basis, for the first nine months of fiscal 2014, net earnings were $83.8 million and diluted earnings per share totaled $0.98, including an unfavorable $0.09 after-tax impact from the restructuring charges.

Total net revenue for the first nine months of fiscal 2014 decreased 2.3% to $1.80 billion from $1.84 billion in the prior-year period.  In constant currency, total net revenue decreased 3.5%.

•
The Company's retail stores in North America generated revenue of $746.4 million in the first nine months of fiscal 2014, a 2.7% decrease from $766.9 million in the same period a year ago.  Comparable store sales decreased 5.6% in U.S. dollars and 5.0% in constant currency for the nine months ended November 2, 2013, compared to the nine months ended October 27, 2012.

•
Net revenue from the Company's Europe segment decreased 3.5% to $616.7 million in the first nine months of fiscal 2014, compared to $639.3 million in the prior-year period.  In local currency, net revenue decreased 7.0%.

•
Net revenue from the Company's Asia segment increased 1.6% to $209.7 million in the first nine months of fiscal 2014, from $206.5 million in the prior-year period. In constant currency, net revenue decreased 0.6%.

•
Net revenue from the Company's North American Wholesale segment decreased 3.2% to $138.8 million in the first nine months of fiscal 2014, compared to $143.4 million in the prior-year period. In constant currency, net revenue decreased 3.0%.

•	Licensing segment net revenue increased 2.8% to $89.8 million in the first nine months of fiscal 2014, from $87.4 million in the prior-year period.

Adjusted operating earnings for the first nine months of fiscal 2014 decreased 15.6% to $130.4 million (including a $3.4 million favorable currency translation impact) from operating earnings of $154.6 million in the prior-year period. Adjusted operating margin for the first nine months of fiscal 2014 declined 120 basis points to 7.2%, compared to operating margin of 8.4% in the prior-year period. The decline in operating margin primarily reflects the impact of negative same store sales on the Company's fixed asset structure, lower wholesale shipments in Europe and more markdowns in North America. These declines were partially offset by lower selling and merchandising expenses in Europe resulting from productivity improvements and lower advertising spend. On a GAAP basis, operating earnings decreased 22.3% and operating margin declined 170 basis points.

Other net income, which primarily includes net unrealized and realized gains on non-operating assets and net realized and unrealized mark-to-market gains on foreign currency contracts and balances, was $8.9 million for the first nine months of fiscal 2014, compared to other net income of $5.8 million in the prior-year period.

The Company's effective tax rate was 33.0% for the first nine months of both fiscal 2014 and fiscal 2013.

Outlook

The Company updated its outlook for the fiscal year ending February 1, 2014, which is now as follows (note that the Company's fiscal year 2014 has 52 weeks, while fiscal 2013 had 53 weeks):

•	Consolidated net revenues are expected to range from $2.55 billion to $2.57 billion.

•	Adjusted operating margin is expected to be between 9.0% and 9.5%; GAAP operating margin is expected to be between 8.5% to 9.0%.

•	Adjusted diluted earnings per share are expected to be in the range of $1.82 to $1.92; GAAP diluted earnings per share are expected to be in the range of $1.73 to $1.83.

The Company's expectations for the fourth quarter of fiscal 2014 ending February 1, 2014, are as follows:

•	Consolidated net revenues are expected to range from $750 million to $770 million.

•	Operating margin is expected to be between 13.0% and 14.5%.

•	Diluted earnings per share are expected to be in the range of $0.74 to $0.84.

During the first and second quarters of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses. The Company's adjusted outlook for the full year excludes the impact of the restructuring charges recorded in the first nine months of fiscal 2014, which reduced GAAP net earnings by $10.4 million ($7.6 million net of tax), or approximately $0.09 per share. The Company's expectations for the fourth quarter ending February 1, 2014, and the Company's adjusted and GAAP outlook for the fiscal year ending February 1, 2014, also exclude the impact of any restructuring charges that may be recorded during the fourth quarter ending February 1, 2014.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on January 3, 2014 to shareholders of record at the close of business on December 18, 2013.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The “non-GAAP” or “adjusted” financial measures exclude the impact of restructuring charges incurred during fiscal 2014.

The Company has excluded these restructuring charges, and related tax impact, from its adjusted financial measures primarily because it does not believe such charges reflect the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on December 4, 2013 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 2, 2013, the Company directly operated 502 retail stores in the United States and Canada and 339 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 862 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's expectations and future prospects, as well as guidance for the fourth quarter and full year of fiscal 2014, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to effectively operate our various retail concepts and effectively manage inventories; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully implement restructuring plans and achieve planned cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and economic and market conditions in Southern Europe and China. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	November 2, 2013		October 27, 2012		November 2, 2013		October 27, 2012
	$	%	$	%	$	%	$	%

Product sales	$581,081	94.7%	$597,374	95.0%	$1,711,639	95.0%	$1,756,123	95.3%
Net royalties	32,416	5.3%	31,454	5.0%	89,784	5.0%	87,364	4.7%
Net revenue	613,497	100.0%	628,828	100.0%	1,801,423	100.0%	1,843,487	100.0%

Cost of product sales	385,270	62.8%	381,219	60.6%	1,127,238	62.6%	1,109,242	60.2%

Gross profit	228,227	37.2%	247,609	39.4%	674,185	37.4%	734,245	39.8%

Selling, general and administrative expenses	178,379	29.1%	189,492	30.2%	543,766	30.2%	579,686	31.4%
Restructuring charges	1,889	0.3%	—	0.0%	10,355	0.5%	—	0.0%

Earnings from operations	47,959	7.8%	58,117	9.2%	120,064	6.7%	154,559	8.4%

Other income (expense):
Interest expense	(428)	(0.1%)	(424)	(0.1%)	(1,342)	(0.1%)	(1,205)	(0.0%)
Interest income	803	0.2%	—	0.0%	1,612	0.1%	1,509	0.0%
Other, net	3,624	0.6%	(245)	(0.0%)	8,942	0.5%	5,765	0.3%

Earnings before income taxes	51,958	8.5%	57,448	9.1%	129,276	7.2%	160,628	8.7%

Income taxes	17,147	2.8%	19,989	3.1%	42,662	2.4%	53,007	2.9%

Net earnings	34,811	5.7%	37,459	6.0%	86,614	4.8%	107,621	5.8%

Net earnings attributable to noncontrolling interests	791	0.2%	812	0.2%	2,812	0.1%	1,429	0.0%

Net earnings attributable to Guess?, Inc.	$34,020	5.5%	$36,647	5.8%	$83,802	4.7%	$106,192	5.8%

Net earnings per common share attributable to common stockholders:

Basic	$0.40		$0.43		$0.99		$1.21
Diluted	$0.40		$0.43		$0.98		$1.21

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,149		84,408		84,270		86,857
Diluted	84,417		84,702		84,512		87,156

Adjusted earnings from operations [1]:	$49,848	8.1%			$130,419	7.2%

Adjusted net earnings attributable to Guess?, Inc. [1]:	$35,403	5.8%			$91,407	5.1%

Adjusted diluted earnings per common share attributable to common stockholders [1]:	$0.42				$1.07

Notes:
1
The adjusted results reflect the exclusion of restructuring charges (and related taxes where applicable) recorded during the three and nine months ended November 2, 2013. No adjustments have been made to the prior-year periods. A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. for the three and nine months ended November 2, 2013.

	Three Months Ended		Nine Months Ended
	November 2, 2013		November 2, 2013
		% of		% of
	$	Revenues	$	Revenues

Reported GAAP earnings from operations	$47,959	7.8%	$120,064	6.7%
Restructuring charges [1]	1,889		10,355

Adjusted earnings from operations	$49,848	8.1%	$130,419	7.2%

Reported GAAP net earnings attributable to Guess?, Inc.	$34,020	5.5%	$83,802	4.7%

Restructuring charges [1]	1,889		10,355
Income tax adjustments [2]	(506)		(2,750)
Total adjustments affecting net earnings attributable to Guess?, Inc.	1,383		7,605

Adjusted net earnings attributable to Guess?, Inc.	$35,403	5.8%	$91,407	5.1%

Adjusted diluted earnings per common share attributable to common stockholders:	$0.42		$1.07

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,149		84,270
Diluted	84,417		84,512

Notes:
1
During the first quarter of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses in both Europe and North America. During the second quarter of fiscal 2014, the Company expanded these plans to include the consolidation and streamlining of its operations in Europe and Asia. These plans resulted in restructuring charges incurred during the three and nine months ended November 2, 2013. No adjustments have been made to the same prior-year periods.

2	The income tax effect of the restructuring charges was based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	November 2,	October 27,	%	November 2,	October 27,	%
	2013	2012	chg	2013	2012	chg

Net revenue:
North American Retail	$253,820	$262,064	(3%)	$746,444	$766,874	(3%)
Europe	200,943	202,594	(1%)	616,707	639,326	(4%)
Asia	72,727	74,838	(3%)	209,711	206,499	2%
North American Wholesale	53,591	57,878	(7%)	138,777	143,424	(3%)
Licensing	32,416	31,454	3%	89,784	87,364	3%
	$613,497	$628,828	(2%)	$1,801,423	$1,843,487	(2%)

Earnings (loss) from operations:
North American Retail	$6,206	$8,952	(31%)	$12,363	$42,703	(71%)
Europe	13,538	14,572	(7%)	47,595	51,675	(8%)
Asia	5,894	7,799	(24%)	17,897	17,693	1%
North American Wholesale	12,102	14,888	(19%)	29,229	31,935	(8%)
Licensing	29,171	27,103	8%	80,476	74,558	8%
Corporate Overhead	(17,063)	(15,197)	12%	(57,141)	(64,005)	(11%)
Restructuring Charges	(1,889)	—		(10,355)	—
	$47,959	$58,117	(17%)	$120,064	$154,559	(22%)

Operating margins:
North American Retail	2.4%	3.4%		1.7%	5.6%
Europe	6.7%	7.2%		7.7%	8.1%
Asia	8.1%	10.4%		8.5%	8.6%
North American Wholesale	22.6%	25.7%		21.1%	22.3%
Licensing	90.0%	86.2%		89.6%	85.3%

Total Company before restructuring charges	8.1%	9.2%		7.2%	8.4%
Total Company including restructuring charges	7.8%	9.2%		6.7%	8.4%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	November 2,	February 2,	October 27,
	2013	2013	2012

ASSETS

Cash and cash equivalents	$350,132	$329,021	$287,288

Short-term investments	10,181	6,906	7,348

Receivables, net	258,909	316,863	324,037

Inventories	426,886	369,712	422,304

Other current assets	103,617	84,723	85,187

Property and equipment, net	336,858	355,729	356,396

Other assets	210,248	250,552	260,508

Total Assets	$1,696,831	$1,713,506	$1,743,068

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$3,924	$1,901	$1,776

Other current liabilities	358,497	383,065	395,044

Capital lease obligations	7,613	8,314	8,739

Other long-term liabilities	200,879	216,214	221,373

Redeemable and nonredeemable noncontrolling interests	19,520	17,020	15,892

Guess?, Inc. stockholders' equity	1,106,398	1,086,992	1,100,244

Total Liabilities and Stockholders' Equity	$1,696,831	$1,713,506	$1,743,068

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	November 2,	October 27,
	2013	2012

Net cash provided by operating activities	$137,289	$96,002

Net cash used in investing activities	(45,783)	(96,782)

Net cash used in financing activities	(66,962)	(200,150)

Effect of exchange rates on cash	(3,433)	(3,587)

Net change in cash and cash equivalents	21,111	(204,517)

Cash and cash equivalents at the beginning of the year	329,021	491,805

Cash and cash equivalents at the end of the period	$350,132	$287,288

Supplemental information:

Depreciation and amortization	$65,577	$66,280

Rent	$208,588	$198,997

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of November 2, 2013		As of October 27, 2012
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	502	502	513	513

	Europe and the Middle East	635	261	610	234

	Asia	480	45	460	49

	Central and South America	86	33	79	29

		1,703	841	1,662	825

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	November 2,	October 27,
	2013	2012

Number of stores at the beginning of the year	512	504

Store openings	8	24

Store closures	(18)	(15)

Number of stores at the end of the period	502	513

Total store square footage at the end of the period	2,351,000	2,370,000